Exhibit 10.7
PG&E CORPORATION
2005 SUPPLEMENTAL RETIREMENT SAVINGS PLAN

PG&E CORPORATION

2005 SUPPLEMENTAL RETIREMENT SAVINGS PLAN

This is the controlling and definitive statement of the PG&E CORPORATION (“PG&E CORP”) 2005 Supplemental Retirement Savings Plan (the “Plan”).  The Plan was amended for compliance with the final Code Section 409A regulations effective as of January 1, 2009.  Except as provided herein, the Plan is generally effective as of January 1, 2005, with respect to all individuals who are Eligible Employees as of such date.  The Plan continues the benefit program embodied in the PG&E Corporation Supplemental Retirement Savings Plan (the “Prior Plan”).  Benefits accrued under the Prior Plan continue to be payable under the Prior Plan pursuant to the terms and conditions of the Prior Plan.

1. Purpose of the Plan.  The Plan is established and is maintained for the benefit of a select group of management and highly compensated employees of PG&E CORP and its Participating Subsidiaries in order to provide such employees with certain deferred compensation benefits.  The Plan is an unfunded deferred compensation plan that is intended to qualify for the exemptions provided in Sections 201, 301, and 401 of ERISA.

2. Definitions.  The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

(a) “Basic Employer Contributions” shall mean the amounts credited to Eligible Employees’ Accounts under the Plan by the Employers, in accordance with Section 3(c).

(b) “Board of Directors” shall mean the Board of Directors of PG&E CORP, as from time to time constituted.

(c) “Code” shall mean the Internal Revenue Code of 1986, as amended.  Reference to a specific section of the Code shall include such section, any valid regulation promulgated thereunder, and any comparable provision of any future legislation amending, supplementing, or superseding such section.

(d) “Committee” shall mean the Nominating, Compensation and Governance Committee of the Board, as it may be constituted from time to time.

(e) “Eligible Employee” shall mean an Employee who:

(1) Is an officer of PG&E CORP or any Participating Subsidiary and who is in Officer Band 5 or above; or

(2) Is a key employee of PG&E CORP or any Participating Subsidiary and who is designated by the Plan Administrator as eligible to participate in the Plan.

(f) “Eligible Employee’s Account” or “Account” shall mean as to any Eligible Employee, the separate account maintained on the books of the Employer in accordance with Section 6(a) in order to reflect his or her interest under the Plan.  Accounts shall be centrally administered by the Plan Administrator or its designee.

(g) “Employee” shall mean an individual who is treated in the records of an Employer as an employee of the Employer, who is not on an unpaid leave of absence, and/or who is not covered by a collective bargaining agreement; provided, however, such term shall not mean an individual who is a “leased employee” or who has entered into a written contract or agreement with an Employer which explicitly excludes such individual from participation in an Employer’s benefit plans.  The provisions of this definition shall govern, whether or not it is determined that an individual otherwise meets the definition of “common law” employee.

(h) “Employers” shall mean PG&E CORP and the Participating Subsidiaries designated by the Employee Benefit Committee of PG&E CORP.  An initial list of the Employers is contained in Appendix A to this Plan.

(i) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.  Reference to a specific section of ERISA shall include such section, any valid regulation promulgated thereunder, and any comparable provision of any future legislation amending, supplementing, or superseding such section.

(j) “Investment Funds” shall mean the investment funds established by the Board of Directors and reflected from time to time on Appendix B.  The Investment Funds shall be used for tracking phantom investment results under the Plan.

(k) “Matching Employer Contributions” shall mean the amounts credited to Eligible Employees’ Accounts under the Plan by the Employers, in accordance with Section 3(b).

(l) “Participating Subsidiary” shall mean a United States-based subsidiary of PG&E CORP, which has been designated by the Employee Benefit Committee of PG&E CORP as a Participating Subsidiary under this Plan and which has agreed to make payments or reimbursements with respect to its Eligible Employees pursuant to Section 14(d).  At such times and under such conditions as the Committee may direct, one or more other subsidiaries of PG&E CORP may become Participating Subsidiaries or a Participating Subsidiary may be withdrawn from the Plan.  An initial list of the Participating Subsidiaries is contained in Appendix A to this Plan.

(m) “PG&E CORP” shall mean PG&E Corporation, a California corporation.

(n) “Plan” shall mean the PG&E Corporation 2005 Supplemental Retirement Savings Plan, as set forth in this instrument and as heretofore and hereafter amended from time to time.

(o) “Plan Year” shall mean the calendar year.

(p) “Prior Plan” shall mean the PG&E Corporation Supplemental Retirement Savings Plan.

(q) “Retirement” or “Retire” shall mean an Eligible Employee’s Separation from Service, provided that the Eligible Employee is at least 55 years of age and has been employed by an Employer for at least five years.

(r) “RSP” shall mean, with respect to any Eligible Employee, the PG&E Corporation Retirement Savings Plan or any predecessor qualified retirement plan sponsored by PG&E CORP or any of its subsidiary companies.

(s) “Separation from Service” shall mean an Eligible Employee’s “separation form service” within the meaning of Code Section 409A(a)(2)(A)(i) and related Treasury Regulations and other guidance, as determined by the Plan Administrator in its discretion.

(t) “Valuation Date” shall mean:

(1) For purposes of valuing Plan assets and Eligible Employees’ Accounts for periodic reports and statements, the date as of which such reports or statements are made; and

(2) For purposes of determining the amount of assets actually distributed to the Eligible Employee, his or her beneficiary, or an Alternate Payee (or available for withdrawal), a date that shall not be more than seven business days prior to the date the check is issued to the Eligible Employee.

In any other case, the Valuation Date shall be the date designated by the Plan Administrator (in its discretion) or the date otherwise set forth in this Plan.  In all cases, the Plan Administrator (in its discretion) may change the Valuation Date, on a uniform and nondiscriminatory basis, as is necessary or appropriate.  Notwithstanding the foregoing, the Valuation Date shall occur at least annually.

3. Employer Contributions.

(a) Matching Employer Contributions.  Subject to the provisions of Section 13, the Eligible Employee’s Account shall be credited for each Plan Year with a Matching Employer Contribution, calculated in the manner provided in Sections 3(a)(1), (2), and (3) below:

(1) First, an amount shall be calculated equal to the maximum matching contribution that would be made under the terms of the RSP, taking into account for such Plan Year the amount of pre-tax deferrals and after-tax contributions the Eligible Employee elected under the RSP.  For purposes of this calculation, any amounts deferred under Subsection 4(a) of this Plan shall be treated as pre-tax deferrals under the RSP.

(2) The calculation made in accordance with this Section 3(a)(1) above shall be made without regard to any limitation on such amounts under the RSP resulting from the application of any of the limitations under Code Sections 401(m), 401(a)(17), or 415.

(3) The Employer Matching Contribution to be credited to the Account of an Eligible Employee for any Plan Year shall equal the amount calculated in accordance with Sections 3(a)(1) and (2) above, reduced by the amount of matching contribution made to such Eligible Employee’s account for such Plan Year under the RSP.

(b) Crediting of Matching Employer Contributions.  Matching Employer Contributions shall be calculated and credited to the Eligible Employee’s Account as of the first business day of February of the calendar year following the Plan Year and shall be credited only if the Eligible Employee is an Employee on the last day of Plan Year for which the amounts are credited.  All such amounts shall be invested in the SRSP Stable Value Fund.

(c) Basic Employer Contributions.  Subject to the provisions of Section 13, the Account of each Eligible Employee shall be credited for each Plan Year with a Basic Employer Contribution, calculated in the manner provided in Sections 3(c)(1), (2), and (3) below:

(1) First, an amount shall be calculated equal to the Basic Employer Contribution that would be made under the terms of the RSP, taking into account for such Plan Year the Eligible Employee’s Covered Compensation under the RSP, before any deductions for compensation deferrals elected by such Eligible Employee under Subsection 4(a) of this Plan.  For Eligible Employees as defined by Section 2(e)(1) of this Plan, compensation shall also reflect such Eligible Employee’s Short-Term Incentive Plan awards.

(2) The calculation made in accordance with this Section 3(c)(1) above shall be made without regard to any limitation on such amounts under the RSP resulting from the application of any of the limitations under Code Sections 401(a)(4), 401(a)(17), or 415.

(3) The Employer Contribution to be credited to the Account of an Eligible Employee for any Plan Year shall equal the amount calculated in accordance with Sections 3(c)(1) and (2) above, reduced by the amount of Basic Employer Contributions made to such Eligible Employee’s account for such Plan Year under the RSP.

(d) Crediting of Basic Employer Contributions.  The Employer Contribution attributable to an Eligible Employee’s Short Term Incentive Plan award shall be credited to an Eligible Employee’s Account as of the first business day of the month following the date on which the Short-Term Incentive Plan award is paid.  All other Employer Contributions made in respect of an Eligible Employee shall be credited to the Eligible Employee’s Account as of the first business day of February of the calendar year following the Plan Year and shall be credited only if the Eligible Employee is an Employee on the last day of the Plan Year for which the amounts are credited.  All such amounts shall be invested in the SRSP Stable Value Fund.

(e) FICA Taxes.  Each Eligible Employee shall be responsible for FICA taxes on amounts credited to his or her Account under Sections 3 and 4(d).

4. Eligible Employee Deferrals.

(a) Amount of Deferral.  An Eligible Employee may defer (i) 5 percent to 50 percent of his or her annual salary; and (ii) all or part of his or her Short Term Incentive Plan awards, Long-Term Incentive Plan (LTIP) awards (other than stock options), Perquisite Allowances, and any other special payments, awards, or bonuses as authorized by the Plan Administrator.

(b) Credits to Accounts.  Salary deferrals shall be credited to an Eligible Employee’s Account as of each payroll period.  All other deferrals attributable to allowances, awards, bonuses, and other payments shall be credited as of the date that they otherwise would have been paid.

(c) Deferral Election.  An Eligible Employee must file an election form with the Plan Administrator which indicates the percentage of salary and the amount of any awards, allowances, payments, and bonuses to be deferred under the Plan.  The election shall occur no later than December 31 (or such earlier date established by the Plan Administrator) of the calendar year next preceding the service year (within the meaning of Treasury Regulation Section 1.409A-2(a)(3)).  Notwithstanding the foregoing, to the extent permitted under Treasury Regulation Section 1.409A-2(a)(7), upon first becoming an Eligible Employee, an election to defer shall be effective for compensation to be earned for services performed beginning in the month following the filing of a Deferral Election Form, provided said Form is filed within 30 days following the date when the employee first becomes an Eligible Employee.  Notwithstanding the foregoing, in the case of performance-based compensation (within the meaning of Treasury Regulation Section 1.409A-1(e)), the election may be made with respect to such performance-based compensation on or before the date that is six months before the end of the applicable performance period to the extent permitted under Treasury Regulation Section 1.409A-2(a)(8).  The Plan Administrator may, in its sole discretion, permit elections to made under other timing rules that comply with Code Section 409A.

(d) Deferral of Special Incentive Stock Ownership Premiums.  All of an Eligible Employee’s Special Incentive Stock Ownership Premiums are automatically deferred to the Plan immediately upon grant and converted into units in the PG&E CORP Phantom Stock Fund.  The units attributable to Special Incentive Stock Ownership Premiums and any additional units resulting from the conversion of dividend equivalents thereon remain unvested until the earlier of the third anniversary of the date on which the Special Incentive Stock Ownership Premiums are credited to an Eligible Employee’s account (provided the Eligible Employee continues to be employed on such date), death, disability (within the meaning of Section 22(e)(3) of the Internal Revenue Code), or Retirement of the participant, or upon a Change in Control (as defined in the LTIP).  Unvested units attributable to Special Incentive Stock Ownership Premiums and any additional units resulting from the conversion of dividend equivalents thereon shall be forfeited upon termination of the Eligible Employee’s employment (unless otherwise provided in the PG&E Corporation Executive Stock Ownership Program or the PG&E Corporation Officer Severance Plan) or if an Eligible Employee’s stock ownership falls below the levels set forth in the Executive Stock Ownership Program.

5. Investment Funds.  Although no assets will be segregated or otherwise set aside with respect to an Eligible Employee’s Account, the amount that is ultimately payable to the Eligible Employee with respect to such Account shall be determined as if such Account had been invested in some or all of the Investment Funds.  The Plan Administrator, in its sole discretion, shall adopt (and modify from time to time) such rules and procedures as it deems necessary or appropriate to implement the deemed investment of the Eligible Employees’ Accounts.  Such procedures generally shall provide that an Eligible Employee’s Account shall be deemed to be invested among the available Investment Funds in the manner elected by the Eligible Employee in such percentages and manner as prescribed by the Plan Administrator.  In the event no election has been made by the Eligible Employee, such Account will be deemed to be invested in the SRSP Stable Value Fund.  Eligible Employees shall be able to reallocate their Accounts between the Investment Funds and reallocate amounts newly credited to their Accounts at such time and in such manner as the Plan Administrator shall prescribe.  Anything to the contrary herein notwithstanding, an Eligible Employee may not reallocate Account balances between

Investment Funds if such reallocation would result in a non-exempt Discretionary Transaction as defined in Rule 16b-3 of the Securities Exchange Act of 1934, as amended, or any successor to Rule 16b-3, as in effect when the reallocation is requested.  The available Investment Funds shall be listed on Appendix B and may be changed from time to time by the Board of Directors.

6. Accounting.

(a) Eligible Employees’ Accounts.  At the direction of the Plan Administrator, there shall be established and maintained on the books of the Employer, a separate account for each Eligible Employee in order to reflect his or her interest under the Plan.

(b) Investment Earnings.  Each Eligible Employee’s Account shall initially reflect the value of his or her Account’s interest in each of the Investment Funds, deemed acquired with the amounts credited thereto.  Each Eligible Employee’s Account shall also be credited (or debited) with the net appreciation (or depreciation), earnings and gains (or losses) with respect to the investments deemed made by his or her Account.  Any such net earnings or gains deemed realized with respect to any investment of any Eligible Employee’s Account shall be deemed reinvested in additional amounts of the same investment and credited to the Eligible Employee’s Account.

(c) Accounting Methods.  The accounting methods or formulae to be used under the Plan for the purpose of maintaining the Eligible Employees’ Accounts shall be determined by the Plan Administrator.  The accounting methods or formulae selected by the Plan Administrator may be revised from time to time but shall conform to the extent practicable with the accounting methods used under the Applicable Plan.

(d) Valuations and Reports.  The fair market value of each Eligible Employee’s Account shall be determined as of each Valuation Date.  In making such determinations and in crediting net deemed earnings and gains (or losses) in the Investment Funds to the Eligible Employees’ Accounts, the Plan Administrator (in its discretion) may employ such accounting methods as the Plan Administrator (in its discretion) may deem appropriate in order to fairly reflect the fair market values of the Investment Funds and each Eligible Employee’s Account.  For this purpose, the Plan Administrator may rely upon information provided by the Plan Administrator or other persons believed by the Plan Administrator to be competent.

(e) Statements of Eligible Employee’s Accounts.  Each Eligible Employee shall be furnished with periodic statements of his or her interest in the Plan.

7. Distributions.

(a) Distribution of Account Balances.  Except to the extent the Eligible Employee has elected otherwise under this Section 7 at the time of deferral, distribution of the balance credited to an Eligible Employee’s Account shall be made in a single lump sum as soon as reasonably practicable (but in any event within 90 days) following the date that is seven (7) months following Separation from Service.

In the case of an Alternate Payee (as defined in Section 9(a)), to the extent allowable under Code Section 409A, distribution shall be made as directed in a domestic relations order which the Plan Administrator determines is a QDRO (as defined in Section 9(a)), but only as to the portion of the Eligible Employee’s Account which the QDRO states is payable to the Alternate Payee.

(b) “Specific Date” Distributions.  By filing an irrevocable election with the Plan Administrator, an Eligible Employee may at the time of deferral elect to receive distribution of the specific type of income deferral for that calendar year plus the earnings thereon (exclusive of Special Incentive Stock Ownership Premiums) in January of any future year instead of pursuant to Section 7(a).

(c)           Change in Distribution Election.  An Eligible Employee may change a distribution election previously made pursuant to Section 7(b) (or in place by default pursuant to Section 7(a)) only with respect to the portion of the Eligible Employee’s Account attributable to Eligible Employee Deferrals (exclusive of Special Incentive Stock Ownership Premiums) and only in accordance with the rules under Code Section 409A.  Generally, a subsequent election pursuant to this Section 7(c):  (1) cannot take effect for twelve (12) months, (2) must occur at least twelve (12) months before the first scheduled payment under a payment at a specified date elected pursuant to Section 7(b), and (3) must defer a previously elected distribution at least five (5) additional years.  The Plan Administrator may establish additional rules or restrictions on changes in distribution elections.

(d)           Death Distributions.  If an Eligible Employee dies before the balance of his or her Account has been distributed (whether or not the Eligible Employee had previously had a Separation from Service), the Eligible Employee’s Account shall be distributed to the beneficiary designated or otherwise determined in accordance with Section 7(g), as soon as practicable the date of death (but in any event within 90 days after the date of death).

(e)           Special Incentive Stock Ownership Premiums.  Distributions attributable to Special Incentive Stock Ownership Premiums shall only be made in the form of one or more certificates for the number of vested Special Incentive Stock Ownership Premium units, rounded down to the nearest whole share, in accordance with the timing rule set forth in Section 7(a).

(f)           Effect of Change in Eligible Employee Status.  If an Eligible Employee ceases to be an Eligible Employee but does not experience a Separation from Service, the balance credited to his or her Account shall continue to be credited (or debited) with appreciation, depreciation, earnings, gains or losses under the terms of the Plan and shall be distributed to him or her at the time and in the manner set forth in this Section 7.

(g)           Payments to Incompetents.  If any individual to whom a benefit is payable under the Plan is a minor or if the Plan Administrator determines that any individual to whom a benefit is payable under the Plan is incompetent to receive such payment or to give a valid release therefor, payment shall be made to the guardian, committee, or other representative of the estate of such individual which has been duly appointed by a court of competent jurisdiction.  If no guardian, committee, or other representative has been appointed, payment may be made to any person as custodian for such individual under the California Uniform Transfers to MinorsAct (or similar law of another state) or may be made to or applied to or for the benefit of the minor or incompetent, the incompetent’s spouse, children or other dependents, the institution or persons maintaining the minor or incompetent, or any of them, in such proportions as the Plan Administrator from time to time shall determine; and the release of the person or institution receiving the payment shall be a valid and complete discharge of any liability of PG&E CORP with respect to any benefit so paid.

(h)           Beneficiary Designations.  Each Eligible Employee may designate, in a signed writing delivered to the Plan Administrator, on such form as it may prescribe, one or more beneficiaries to receive any distribution which may become payable under the Plan as the result of the Eligible Employee’s death.  An Eligible Employee may designate different beneficiaries at any time by delivering a new designation in like manner.  Any designation shall become effective only upon its receipt by the Plan Administrator, and the last effective designation received by the Plan Administrator shall supersede all prior designations.  If an Eligible Employee dies without having designated a beneficiary or if no beneficiary survives the Eligible Employee, the Eligible Employee’s Account shall be payable to the beneficiary or beneficiaries designated or otherwise determined under the RSP.

(i)           Undistributable Accounts.  Each Eligible Employee and (in the event of death) his or her beneficiary shall keep the Plan Administrator advised of his or her current address.  If the Plan Administrator is unable to locate the Eligible Employee or beneficiary to whom an Eligible Employee’s Account is payable under this Section 7, the Eligible Employee’s Account shall be frozen as of the date on which distribution would have been completed in accordance with this Section 7, and no further appreciation, depreciation, earnings, gains or losses shall be credited (or debited) thereto.  PG&E CORP shall have the right to assign or transfer the liability for payment of any undistributable Account to the Eligible Employee’s former Employer (or any successor thereto).

           (j)           Plan Administrator Discretion.  Within the specific time periods described in this Section 7, the Plan Administrator shall have sole discretion to determine the specific timing of the payment of any Account balance under the Plan.

8. Distribution Due to Unforeseeable Emergency (Hardship Distribution).  A participant may request a distribution due to an unforeseeable emergency (within the meaning of Code Section 409A) by submitting a written request to the Plan Administrator.  The Plan Administrator shall have the authority to require such evidence as it deems necessary to determine if a distribution is warranted.  If an application for a hardship distribution due to an unforeseeable emergency is approved, the distribution shall be payable in a lump sum within 30 days after approval of such distribution.  After receipt of a payment requested due to an unforeseeable emergency, a participant may not make additional deferrals during the remainder of the Plan Year in which the recipient received the payment.  The distribution due to an unforeseeable emergency shall not exceed the amount reasonably necessary to meet the emergency.  This Section 8 shall be administered in accordance with the requirements of Code Section 409A.

9. Domestic Relations Orders.

(a) Qualified Domestic Relations Orders.  The Plan Administrator shall establish written procedures for determining whether a domestic relations order purporting to dispose of any portion of an Eligible Employee’s Account is a qualified domestic relations order (within the meaning of Section 414(p) of the Code) (a “QDRO”).

(1) No Payment Unless a QDRO.  No payment shall be made to any person designated in a domestic relations order (an “Alternate Payee”) until the Plan Administrator (or a court of competent jurisdiction reversing an initial adverse determination by the Plan Administrator) determines that the order is a QDRO.  Payment shall be made to each Alternate Payee as specified in the QDRO.

(2) Time of Payment.  Payment may be made to an Alternate Payee in the form of a lump sum, at the time specified in the QDRO, but no earlier than the date the QDRO determination is made.

(3) Hold Procedures.  Notwithstanding any contrary Plan provision, prior to the receipt of a domestic relations order, the Plan Administrator may, in its sole discretion, place a hold upon all or a portion of an Eligible Employee’s Account for a reasonable period of time (as determined by the Plan Administrator in accordance with Code Section 409A) if the Plan Administrator receives notice that (a) a domestic relations order is being sought by the Eligible Employee, his or her spouse, former spouse, child or other dependent, and (b) the Eligible Employee’s Account is a source of the payment under such domestic relations order.  For purposes of this Section 9(a)(3), a “hold” means that no withdrawals, distributions, or investment transfers may be made with respect to an Eligible Employee’s Account.  If the Plan Administrator places a hold upon an Eligible Employee’s Account pursuant to this Section 9(a)(3), it shall inform the Eligible Employee of such fact.

10. Vesting.  Except as provided in Section 4(d), an Eligible Employee’s interest in his or her Account at all times shall be 100 percent vested and nonforfeitable.

11. Administration of the Plan.

(a) Plan Administrator.  The Employee Benefit Committee of PG&E CORP is hereby designated as the administrator of the Plan (within the meaning of Section 3(16)(A) of ERISA).  The Plan Administrator delegates to the Senior Human Resource Officer for PG&E CORP, or his or her designee, the authority to carry out all duties and responsibilities of the Plan Administrator under the Plan.  The Plan Administrator shall have the authority to control and manage the operation and administration of the Plan.

(b) Powers of Plan Administrator.  The Plan Administrator shall have all discretion and powers necessary to supervise the administration of the Plan and to control its operation in accordance with its terms, including, but not by way of limitation, the power to interpret the provisions of the Plan and to determine, in its sole discretion, any question arising under, or in connection with the administration or operation of, the Plan.

(c) Decisions of Plan Administrator.  All decisions of the Plan Administrator and any action taken by it in respect of the Plan and within the powers granted to it under the Plan shall be conclusive and binding on all persons and shall be given the maximum deference permitted by law.

12. Funding.  All amounts credited to an Eligible Employee’s Account under the Plan shall continue for all purposes to be a part of the general assets of PG&E CORP.  The interest of the Eligible Employee in his or her Account, including his or her right to distribution thereof, shall be an unsecured claim against the general assets of PG&E CORP.  While PG&E CORP may choose to invest a portion of its general assets in investments identical or similar to those selected by Eligible Employees for purposes of determining the amounts to be credited (or debited) to their Accounts, nothing contained in the Plan shall give any Eligible Employee or beneficiary any interest in or claim against any specific assets of PG&E CORP.

13. Modification or Termination of Plan.

(a) Employers’ Obligations Limited.  The Plan is voluntary on the part of the Employers, and the Employers do not guarantee to continue the Plan.  PG&E CORP at any time may, by appropriate amendment of the Plan, suspend Matching Employer Contributions and/or Basic Employer Contributions or may discontinue Matching Employer Contributions and/or Basic Employer Contributions, with or without cause.

(b) Right to Amend or Terminate.  The Board of Directors, acting through its Nominating and Compensation Committee, reserves the right to alter, amend, or terminate the Plan, or any part thereof, in such manner as it may determine, for any reason whatsoever.

(1) Limitations.  Any alteration, amendment, or termination shall take effect upon the date indicated in the document embodying such alteration, amendment, or termination, provided that no such alteration or amendment shall divest any portion of an Account that is then vested under the Plan.

(c) Effect of Termination.  If the Plan is terminated, the balances credited to the Accounts of the Eligible Employees affected by such termination shall be distributed to them at the time and in the manner set forth in Section 7; provided, however, that the Plan Administrator, in its sole discretion, may authorize accelerated distribution of Eligible Employees’ Accounts to the extent provided in Treasury Regulation Sections 1-409A-3(j)(4)(ix) (A) (relating to terminations in connection with certain corporate dissolutions), (B) (relating to terminations in connection with certain change of control events), and (C) (relating to general terminations).

14. General Provisions.

(a) Inalienability.  Except to the extent otherwise directed by a domestic relations order which the Plan Administrator determines is a QDRO (as defined in Section 9(a) or mandated by applicable law, in no event may either an Eligible Employee, a former Eligible Employee or his or her spouse, beneficiary or estate sell, transfer, anticipate, assign, hypothecate, or otherwise dispose of any right or interest under the Plan; and such rights and interests shall not at any time be subject to the claims of creditors nor be liable to attachment, execution, or other legal process.

(b) Rights and Duties.  Neither the Employers nor the Plan Administrator shall be subject to any liability or duty under the Plan except as expressly provided in the Plan, or for any action taken, omitted, or suffered in good faith.

(c) No Enlargement of Employment Rights.  Neither the establishment or maintenance of the Plan, the making of any Matching Employer Contributions, nor any action of any Employer or Plan Administrator, shall be held or construed to confer upon any individual any right to be continued as an Employee nor, upon dismissal, any right or interest in any specific assets of the Employers other than as provided in the Plan.  Each Employer expressly reserves the right to discharge any Employee at any time, with or without cause or advance notice.

(d) Apportionment of Costs and Duties.  All acts required of the Employers under the Plan may be performed by PG&E CORP for itself and its Participating Subsidiaries, and the costs of the Plan may be equitably apportioned by the Plan Administrator among PG&E CORP and the other Employers.  Whenever an Employer is permitted or required under the terms of the Plan to do or perform any act, matter or thing, it shall be done and performed by any officer or employee of the Employer who is thereunto duly authorized by the board of directors of the Employer.  Each Participating Subsidiary shall be responsible for making benefit payments pursuant to the Plan on behalf of its Eligible Employees or for reimbursing PG&E CORP for the cost of such payments, as determined by PG&E CORP in its sole discretion.  In the event the respective Participating Subsidiary fails to make such payment or reimbursement, and PG&E CORP does not exercise its discretion to make the payment on such Participating Subsidiary’s behalf, participation in the Plan by the Eligible Employees of that Participating Subsidiary shall be suspended in a manner consistent with Code Section 409A.  If at some future date, the Participating Subsidiary makes all past-due payments and reimbursements, plus interest at a rate determined by PG&E CORP in its sole discretion, the suspended participation of its Eligible Employees eligible to participate in the Plan will be recognized in a manner consistent with Code Section 409A.  In the event the respective Participating Subsidiary fails to make such payment or reimbursement, an Eligible Employee’s (or other payee’s) sole recourse shall be against the respective Participating Subsidiary, and not against PG&E CORP.  An Eligible Employee’s participation in the Plan shall constitute agreement with this provision.

(e) Applicable Law.  The provisions of the Plan shall be construed, administered, and enforced in accordance with the laws of the State of California and, to the extent applicable, ERISA.  The Plan is intended to comply with the provisions of Code Section 409A.  However, PG&E CORP makes no representation that the benefits provided under the Plan will comply with Code Section 409A and makes no undertaking to prevent Code Section 409A from applying to the benefits provided under the Plan or to mitigate its effects on any deferrals or payments made under the Plan.

(f) Severability.  If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability shall not affect any other provisions of the Plan, and the Plan shall be construed and enforced as if such provision had not been included.

(g) Captions.  The captions contained in and the table of contents prefixed to the Plan are inserted only as a matter of convenience and for reference and in no way define, limit, enlarge, or describe the scope or intent of the Plan nor in any way shall affect the construction of any provision of the Plan.

IN WITNESS WHEREOF, PG&E Corporation has caused this Plan to be executed by its Senior Vice President, Human Resources, at the direction of the Chief Executive Officer, on December 31, 2008.

PG&E CORPORATION

By:	JOHN R. SIMON
John R. Simon
Senior Vice President - Human Resources

APPENDIX A

EMPLOYERS

(As of January 1, 2005)

– PG&E Corporation

– All Participating Subsidiaries

Participating Subsidiaries (as of January 1, 2005):

– Pacific Gas and Electric Company

– All U.S. subsidiaries of the above-named corporations

APPENDIX B

INVESTMENT FUNDS

(as of January 1, 2005)

Participating Investment Funds as of January 1, 2005

AA Utility Bond Fund accrues interest on the amount invested in this fund.  The interest rate is equal to the AA Utility Bond Yield reported by Moody’s Investor Services.

PG&E Corporation Phantom Stock Fund converts contributions and transferred amounts into units of phantom common stock valued at the closing price of a share of PG&E Corporation common stock on the contribution/transfer date.  If the transfer request is received after the market closes, the following day’s closing price will be used.  Thereafter, the value of a unit shall fluctuate depending on the price of PG&E Corporation common stock.  Each time a dividend is paid on common stock, an amount equal to such dividend shall be credited to the account as additional units.

SRSP Large Company Stock Index Fund seeks to match the performance of the S&P 500 Index.  The Fund invests in all 500 stocks in the S&P 500 Index in proportion to their weightings in the Index.  The S&P 500 provides exposure to about 85% of the market value of all publicly traded common stocks in the United States.  The strategy of investing in the same stocks as the S&P 500 Index minimizes the need for trading and results in lower expenses.  The Fund is managed by State Street Global Advisors (SSgA).

SRSP International Stock Index Fund seeks to match closely the performance of the MSCI EAFE Index.  The Fund invests in all of the stocks in the MSCI EAFE Index in proportion to their weightings in the Index.  The strategy of investing in the same stocks as the MSCI EAFE minimizes the need for trading and results in lower expenses.  The Fund is managed by State Street Global Advisors (SSgA).

SRSP Conservative Asset Allocation Fund is a pre-mixed portfolio of commingled stock and bond funds.  The Fund will invest approximately 60% in Fixed Income Securities, 30% in U.S. Large Cap Equities, 5% in U.S. Small Cap Equities, and 5% in International Equities.  The underlying funds are managed by State Street Global Advisors (SSgA).  These funds are combined and rebalanced daily by Fidelity Management Trust Company on direction from PG&E Corporation.

SRSP Moderate Asset Allocation Fund is a pre-mixed portfolio of commingled stock and bond funds.  The Fund will invest approximately 40% in Fixed Income Securities, 42% in U.S. Large Cap Equities, 8% in U.S. Small Cap Equities, and 10% in International Equities.  The underlying funds are managed by State Street Global Advisors (SSgA).  These funds are combined and rebalanced daily by Fidelity Management Trust Company on direction from PG&E Corporation.

SRSP Aggressive Asset Allocation Fund is a pre-mixed portfolio of commingled stock and bond funds.  The Fund will invest approximately 55% in U.S. Large Cap Equities, 20% in Fixed Income Securities, 10% in U.S. Small Cap Equities, and 15% in International Equities.  The underlying funds are managed by State Street Global Advisors (SSgA).  These funds are combined and rebalanced daily by Fidelity Management Trust Company on direction from PG&E Corporation.

SRSP Stable Value Fund seeks to provide safety of principal and liquidity while providing a higher return over time than that offered by money market funds.  The Fund invests in diversified portfolio investment contracts issued by insurance companies, banks, and other financial institutions.  An investment contract is an agreement where the issuer promises to pay a specific rate of return to the holder for a period of time.  The quality of the promise depends on the financial strength of the issuer.  The Fund may also hold a small percentage of cash or other short-term investments.  The Fund is managed by PRIMCO Capital Management.

SRSP Bond Index Fund seeks to match the returns of the Lehman Brothers Aggregate Bond Index.  The Fund invests primarily in government, corporate, mortgage-backed, and asset-backed fixed-income securities.  The Fund invests in a well-diversified portfolio that is representative of the broad domestic bond market.  The Lehman Brothers Aggregate Bond Index is an unmanaged market-value weighted index of investment-grade, fixed-rate debt issues, including government, corporate, asset-backed, and mortgage-backed securities, with maturities of one year or more.  The Fund is managed by State Street Global Advisors (SSgA).

SRSP Small Company Stock Index Fund seeks to match the performance of the Russell Small Cap Completeness Index.  The Fund invests in all of the stocks in the Russell Special Small Cap Completeness Index in proportion to their weightings in the Index.  These stocks represent about 15% of the market value of all publicly traded common stocks in the United States.  The strategy of investing in the same stocks as the Russell Small Cap Completeness Index minimizes the need for trading and results in lower expenses.  The Fund is managed by State Street Global Advisors (SSgA).

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